Exhibit 10.1

Selya Stone

Chief Human Resources Officer

Joseph Macaluso

167 Tennis Court
Wall Township, NJ 07719

Dear Joe:

On behalf of SWK Technologies, Inc. (SWK), I am pleased to offer you a position as a Chief Financial Officer on our Executive team. You will report directly to Mark Meller, CEO.

In this role, we offer a bi-weekly base compensation of $8,269.23, which is equivalent to $215,000 annually. In addition to your base compensation, you will be eligible for a discretionary bonus of up to 20% annually. In addition to your base salary you will also be eligible for a sign on bonus of $30,000.

This position is considered a regular full-time exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

This offer letter is contingent upon: a) your proof of eligibility to work in the United States; b) agreeing to and signing SWK’s standard “At-Will Employment/Non- Disclosure/Non-Solicitation and Jury Trial Waiver/Limitations Modification Agreement” (see NDA Addendum); c) satisfactory background checks; and d) no other restrictive employment agreements that would hinder your employment at SWK. Failure to provide us with appropriate proof of eligibility to work documentation within three (3) days of your start date will result in immediate termination of your employment in accordance with the terms of the Immigration Reform and Control Act (IRCA).

Additionally, you will be eligible to receive standard benefits which are offered to SWK staff, in accordance with the individual plan documents. Some of these benefits include:

●	Unlimited Vacation
●	Sick Time
●	401(k) Retirement Plan
●	Credit Union Access
●	Life Insurance and Long-Term Disability
●	Employee Assistance Program

We believe your background and experience is a good match for our present needs and are looking forward to having you join the SWK team. However, we recognize that you retain the option, as does SWK, of ending your employment at any time, with or without notice and with or without cause. As such, your employment with SWK is at-will, and neither this letter nor any other oral or written representations, may be considered a contract for any specific period of employment.

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ 07936 | 973.758.6122 p | 973.400.4122 f | Selya.stone@swktech.com

This offer of employment will expire in 5 (five) calendar days from the date of this letter, although additional time may be granted to you, upon request. If you wish to accept this offer, please sign in the place provided below and return it to me within the prescribed time. We would like your first day at SWK to be January 4, 2021.

Should you have any questions, please do not hesitate to contact me at any time. We look forward to hearing from you.

Very truly yours,

SWK Technologies, Inc.

Selya Stone
Chief Human Resources Officer

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Return signed document to: selya.stone@swktech.com

120 Eagle Rock Avenue | Suite 330 | East Hanover | NJ 07936 | 973.758.6122 p | 973.400.4122 f | Selya.stone@swktech.com